EXHIBIT (a)(1)(G)

PHOTOMEDEX, INC.

SECOND AMENDMENT TO
OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR COMMON STOCK

THE OFFER EXPIRES AT 12:00 P.M., U.S. PACIFIC STANDARD TIME (“PST”),
ON DECEMBER 31, 2010, UNLESS WE EXTEND THE OFFER

Reference is made to that certain Offer to Exchange Outstanding Options for Common Stock dated December 1, 2010, as amended by the Amendment to Offer to Exchange Outstanding Options for Common Stock dated December 14, 2010 (the “Offer to Exchange”), pursuant to which PhotoMedex, Inc. (the “Company” or “we”) is offering its employees, directors and other third-party service-providers the opportunity to exchange their outstanding stock options with exercise prices greater than $10.00 (the “Eligible Options” or “Eligible Option Grants”) for shares of our Common Stock (the “Common Stock”).  The Company hereby amends the Offer to Exchange as follows:

1.	The second paragraph of Section 18 of the Offer to Exchange is hereby replaced in its entirety with the following:

If at any time we become aware of any jurisdiction within the United States where the making of the Offer violates the law, we will make a good faith effort to comply with the law.  If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction within the United States.

2.	Annex A to the Offer to Exchange is hereby amended and supplemented by adding the following:

Disclosure of the Company’s ratio of earnings to fixed charges, as follows:

	Year ended		3 mos ended		6 mos ended		9 mos ended
	12/31/09	12/31/08	3/31/10	3/31/09	6/30/10	6/30/09	9/30/10	9/30/09

Ratio of earnings to fixed charges	-1.13	-6.28	0.00	-0.03	-0.08	-0.51	-0.27	-0.72

Dollar deficiency	$10,521	$11,128	$3,916	$3,512	$5,076	$6,222	$6,911	$8,233

Second Amendment to Offer to Exchange dated December 17, 2010

REVISED ANNEX A
SELECTED SUMMARIZED FINANCIAL DATA

Annex A provides you with selected summarized financial data about the Company that may be useful to you in deciding whether and how to participate in the Offer to Exchange.  The tables of financial data are attached to, and are an integral part of, this revised Annex A.  The tables set forth:

1.           Summarized annual and quarterly financial information;

2.           Loss per common share from continuing operations (basic and diluted);

3.           Net loss per common share (basic and diluted);

4.           Ratio of earnings to fixed charges; and

5.   Book value per share as of the date of the most recent balance sheet.  That book value is $7.12 as of September 30, 2010.

Audited Balance Sheet Data
(At Period End)(in '000s)
	31-Dec 2009	31-Dec 2008

Current assets	$13,542	$16,455
Non-current assets	39,626	30,259
Total assets	$53,168	$46,714
Current liabilities	$11,327	$13,047
Non-current liabilities	18,919	3,985
Total liabilities	$30,246	$17,032
Stockholders' equity	$22,922	$29,682

Audited Statement of Operations Data
(in '000s except shares data):
	31-Dec 2009	31-Dec 2008

Revenues	$32,688	$34,770
Cost of revenues	17,426	16,995
Gross profit	15,262	17,775
Selling, general and administrative	23,083	26,797
Engineering and product development	1,138	1,073
Loss from continuing operations before
interest and other income, net	-8,959	-10,095
Interest income	8	156
Interest expense	-2,379	-1,189
Change in fair value of warrant liability	809	0
Loss from continuing operations	-10,521	-11,128
Income from discontinued operations	0	286
Loss on sale of discontinued operations	0	-449
Net loss	$-10,521	$-11,291

Loss per share, basic and diluted
From continuing operations	$-6.42	$-7.41
From discontinued operations	$0.00	$-0.11
Net loss per share, basic and diluted	$-6.42	$-7.52
Shares used in computing basic and diluted
loss per share	1,640,006	1,500,767
Ratio of earnings to fixed charges	-1.13	-6.28
Dollar deficiency	$10,521	$11,128

Unaudited Balance Sheet Data
(At Period End)
	31-Mar 2010	30-Jun 2010	30-Sep 2010

Current assets	$12,257	$14,228	$14,021
Non-current assets	39,686	38,409	36,973
Total assets	$51,943	$52,637	$50,994
Current liabilities	$9,835	$9,864	$11,184
Non-current liabilities	22,148	21,265	20,058
Total liabilities	$31,983	$31,129	$31,242
Stockholders' equity	$19,960	$21,508	$19,752

Book value per share	$8.92	$7.76	$7.12
Shares outstanding at end of period	2,238,637	2,772,637	2,772,637

Unaudited Statement of Operations Data
(in '000s except shares data):
	3 mos ended		6 mos ended		9 mos ended
	3/31/10	3/31/09	6/30/10	6/30/09	9/30/10	9/30/09

Revenues	$6,687	$7,498	$14,698	$15,812	$24,283	$24,409
Cost of revenues	3,594	3,797	7,680	7,704	13,310	12,585
Gross profit	3,093	3,701	7,018	8,108	10,973	11,824
Selling, general and administrative	5,085	6,700	9,838	13,631	14,458	18,673
Engineering and product development	339	202	619	538	891	850
Loss from continuing operations before
interest and other income, net	-2,331	-3,201	-3,439	-6,061	-4,376	-7,699
Interest expense, net of interest income	-654	-403	-1,539	-1,084	-2,402	-1,739
Change in fair value of warrant liability	-931	92	-98	923	-133	1,205
Net loss	$-3,916	$-3,512	$-5,076	$-6,222	$-6,911	$-8,233

Net loss per share from continuing operations, basic and diluted	$-1.75	$-2.34	$-2.12	$-4.14	$-2.74	$-5.48
Net loss per share, basic and diluted	$-1.75	$-2.34	$-2.12	$-4.14	$-2.74	$-5.48
Shares used in computing basic and diluted loss per share	2,238,456	1,500,835	2,397,620	1,501,236	2,523,838	1,502,683
Ratio of earnings to fixed charges	0.00	-0.03	-0.08	-0.51	-0.27	-0.72
Dollar deficiency	$3,916	$3,512	$5,076	$6,222	$6,911	$8,233